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                                  EXHIBIT 24.2



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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
FNB Financial Services Corporation:




We consent to incorporation by reference in the Registration Statement of FNB Financial Services Corporation on Form S-8 relating to the Omnibus Equity Compensation Plan of our report dated January 22, 1997, relating to the consolidated balance sheets of FNB Financial Services Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 Annual Report of FNB Financial Services Corporation.




                                         /s/ CHERRY, BEKAERT & HOLLAND, L.L.P.



Greensboro, North Carolina
April 8, 1997